Exhibit 99.1
WESTWOOD ONE, INC.
REPORTS RESULTS FOR
THE SECOND QUARTER 2010
New York, NY — August 19, 2010 — Westwood One, Inc. (NASDAQ: WWON), a leading independent provider of network radio content and traffic information to the radio, television and on-line sectors, today reported operating results for the second quarter ended June 30, 2010. As reflected in its financial statements, Westwood One is organized into two business segments: Network Radio and Metro Traffic. Network Radio provides network programming, including over 150 news, sports, music, talk and entertainment programs, features and live events, to approximately 5,000 radio stations. Metro Traffic consists of both a radio business (Metro Traffic radio) and a television business (Metro Television). Metro Traffic radio produces and distributes traffic and other local information reports to over 2,250 radio stations. Metro Television produces and distributes such reports to approximately 165 television stations.
Westwood One’s revenue in the second quarter was $83.4 million compared to $83.7 million in 2009, while revenue for the first six months of the year increased 4.0% to $176.3 million compared to $169.5 million in 2009.
“As many radio companies have reported, advertising spending during the recovery from the 2009 recession slowed down in the second quarter of 2010. While this affected our second quarter revenue trajectory, revenue increased for the first six months of the year, driven by a strong first quarter,” said Rod Sherwood, President.
In response to current conditions, on August 17th, Westwood One renegotiated its capital structure and modified its debt leverage covenants with its lenders to provide the Company with additional liquidity, and increased operating and financial flexibility. The Gores Group is infusing additional capital of up to $20 million in the form of $15 million of equity and $5 million by guaranteeing an increased revolver. $10 million of this capital will be provided by September 7th. The remainder will be provided by Gores no later than February 28, 2011 unless the Company receives net cash proceeds of at least $10 million from the issuance and sale of Company equity from any other party. As part of the amendments, the quarterly debt leverage covenants were eased for the remainder of the term, beginning with September 30, 2010. These new covenant levels will provide the Company with a significant increase in operational and financial flexibility, reduce financial risk, and allow the Company to manage its business strategically, including considering investments and other opportunities for growth.

Network Radio revenue was flat for the second quarter of 2010, and was up 4.7% for the first six months of the year. Revenue for the total Metro Traffic business was flat in the second quarter (as gains in Metro Traffic radio were offset by decreases in Metro Television revenue) and was up 3.2% for the first six months of the year. Metro Traffic radio revenue was up 3.0% in the second quarter, and up 3.2% for the first six months of the year, reflecting slow but steady growth in local radio advertising. Metro Television revenue declined by 10.2% in the second quarter, but showed gains of 3.1% for the first six months of the year.
Westwood One is showing increased bookings in both Metro Traffic and Network Radio in the third and fourth quarters, as advertising spending regains momentum. Bookings are positive especially for traffic advertising and for sports programming, which gets underway with the kick-off of the NFL season in September. In addition, there are positive indications in the current TV upfront on a revenue basis.
Westwood One’s operating loss in the second quarter was $3.0 million, which represents a $5.3 million improvement over the second quarter of 2009. This improvement was due to lower restructuring and special charges, depreciation expenses and corporate expense. Free cash flow(1) in the second quarter was $6.0 million, representing an improvement of $25.0 million, as compared to a free cash flow usage of $19.0 million in 2009. This was due to a favorable change in working capital, a federal tax refund, and a lower net loss, partially offset by changes in deferred taxes and higher capital expenditures.
Adjusted EBITDA decreased to $4.6 million from $9.1 million in the second quarter of 2009. The primary EBITDA decrease was in the Metro Traffic business, where earnings were up slightly for Metro Traffic radio, but were offset by significant decreases for Metro Television. In the Metro Television business, declining revenue, a tight scatter market and related inventory pricing pressures contributed to lower margins. Earnings for Network Radio declined due to increased expenses for programming and production, and investments in the salesforce for Network Radio.
The Company’s strategy for the second half of 2010 remains focused on meeting the needs of affiliate and advertising customers by creating customized solutions through high quality programming and utilizing all of Westwood One’s assets to attract the targeted audiences they seek.
In the second quarter Westwood One introduced new and expanded programming in Network Radio, including renewing The Dennis Miller Show and NBC News Radio for multi-year terms, and launching The Gayle King Show in major markets, including Los Angeles, Philadelphia, Minneapolis and Atlanta.
In music and entertainment programming, the Company launched a weekend show for CMT Radio Live in May, and in June, along with MTV Networks, launched VH1 Classic Rock Nights with Eddie Webb. In the events world, Westwood One continued a series of exclusive radio broadcast partnerships with the GRAMMYS, the Academy of Country Music Awards (ACM), the CMT Music Awards for country music, the BET Awards, and the MTV Video Music Awards (VMA).These exclusive events offered advertisers unique sponsorships and gave affiliates a wealth of music and entertainment talent for their local broadcasts.

In Metro Traffic, the traffic affiliate base was expanded in key markets, adding new stations in Los Angeles, Dallas, Washington, DC and Baltimore. In addition, major market stations were added for The Weather Channel and four all-sports stations were signed for live, local, custom Sports Reports.
Three Months Ended June 30, 2010(3)
For the three months ended June 30, 2010, revenue was $83.4 million, a decrease of $0.3 million, or 0.2%, compared to $83.7 million in the second quarter of 2009.
Network Radio revenue was $40.0 million in the second quarter of 2010, a decrease of $0.2 million, or 0.3%, compared to $40.2 million in the second quarter of 2009. Although advertising revenue was up in sports, music and entertainment programming, it was offset by declines in talk radio and other news programming.
Overall, Metro Traffic revenue for the second quarter was $43.4 million, a decrease of $0.1 million, or 0.2%, from $43.5 million in 2009. Revenue for Metro Traffic radio increased, particularly in the key categories of automotive, financial services and restaurants, but this gain was offset by declining revenue for Metro Television.
The operating loss in the second quarter of 2010 improved by $5.3 million, to $3.0 million from $8.3 million in 2009. The improvement reflects decreased restructuring and special charges of $7.3 million, lower depreciation expense of $1.7 million and lower corporate expense of $0.7 million. These decreases were partially offset by investments in Network Radio programming and in the salesforces for both Network Radio and Metro Traffic radio, and by lower revenue and higher cash-buy inventory costs in Metro Television.
Adjusted EBITDA (1) for the second quarter of 2010 was $4.6 million, a decrease of $4.5 million from $9.1 million in 2009. This earnings decline was primarily the result of Metro Television, which experienced higher inventory cash buys related to market pricing pressures, and a decline in advertising revenues. Network Radio’s earnings declined due to higher expenses in programming and production, and investments in salespeople.

Interest expense in the second quarter of 2010 increased $1.3 million, or 28.9%, to $6.0 million from $4.7 million in the second quarter of 2009. This reflects the higher average interest rates on the outstanding debt, which resulted from the refinancing that closed in April 2009, amendment costs associated with the amendment of the debt agreements in the first quarter of 2010, and increased interest expense related to a capital lease incurred in connection with the Culver City sale-leaseback transaction that closed in December 2009.
The Company’s tax benefit increased $0.6 million to $3.5 million in the second quarter of 2010 compared to $2.9 million in the second quarter of 2009 due to a higher effective tax rate, partially offset by a lower pre-tax loss.
For the second quarter of 2010, net loss was $5.4 million, or $0.26 per diluted share, compared with a net loss of $10.0 million, or $29.48 per diluted share in 2009. Per share amounts reflect the effect of the 200-for-1 reverse stock split of our common stock that occurred on August 3, 2009. Second quarter 2009 average share amounts are significantly lower than second quarter 2010 as a result of the conversions of shares of preferred stock in July and August 2009.
Free cash flow (2) in the second quarter of 2010 was $6.0 million as compared to a free cash flow usage of $19.0 million in 2009, representing an improvement of $25.0 million. This was due to a favorable change in working capital of $13.7 million, a federal tax refund of $12.9 million and a lower net loss of $4.5 million, partially offset by changes in deferred taxes of $5.5 million and higher capital expenditures of $0.6 million.
Six Months Ended June 30, 2010(3)
For the six months ended June 30, 2010, revenue increased $6.8 million, or 4.0%, to $176.3 million compared with $169.5 million for the six months ended June 30, 2009.
Network revenue increased to $95.6 million from $91.3 million for 2009, an increase of $4.3 million, or 4.7%. This increase was primarily from higher sports advertising revenue, including the NCAA Men’s Basketball Championship, the NFL games, and the 2010 Winter Olympics, partially offset by decreases in talk radio.
Metro Traffic revenue for the six months ended June 30, 2010 increased to $80.7 million from $78.2 million in 2009, an increase of $2.5 million, or 3.2%. This increase was primarily the result of increased radio advertising revenue in the automotive, financial services and restaurant sectors, and increased television advertising revenue in the first quarter of 2010.
The operating loss in the six months ended June 30, 2010 was $9.5 million compared with an operating loss of $27.9 million in 2009, or a decrease in operating loss of $18.4 million. The decreased loss reflects the increase in revenue, lower restructuring and special charges and lower operating expenses.

Adjusted EBITDA (1) for the six months ended June 30, 2010 was $6.8 million, an increase of $4.7 million from $2.1 million in 2009. This improvement was due to increased Network Radio and Metro Traffic revenue, and lower production, programming, and station compensation expenses, partially offset by higher inventory-related operating costs. These lower expenses resulted from our cost reduction programs enacted in late 2008 and 2009.
Interest expense in the six months ended June 30, 2010 increased $3.5 million, or 43.7%, to $11.4 million from $7.9 million in 2009. This reflects the higher average interest rates on our outstanding debt, which resulted from the April 2009 refinancing, amendment costs associated with our amendment of our debt agreements in the first quarter of 2010, and increased interest expense related to a capital lease incurred in connection with the December 2009 Culver City sale-leaseback transaction.
The Company’s tax benefit decreased $1.5 million to $8.8 million in the six months ended June 30, 2010 compared to $10.3 million in 2009 due to a higher effective tax rate, partially offset by a lower pre-tax loss in the first six months of 2010 as compared to the first six months of 2009.
For six months ended June 30, 2010, net loss was $12.1 million, or $0.59 per diluted share, compared with a net loss in 2009 of $25.1 million, or $62.39 per diluted share. Per share amounts reflect the effect of the 200-for-1 reverse stock split of our common stock that occurred on August 3, 2009. Average share amounts for the six months ended June 30, 2009 were significantly lower than the six months ended June 30, 2010 as a result of the conversions of shares of preferred stock in July and August 2009.
Free cash flow (2) for the six months ended June 30, 2010 was $8.7 million as compared to a free cash flow usage of $18.0 million for the comparable period in 2009, representing an improvement of $26.7 million. This was due to a federal tax refund of $12.9 million, favorable changes in working capital of $6.3 million and a lower net loss of $13.0 million, partially offset by changes in deferred taxes of $3.9 million and higher capital expenditures of $1.6 million.
Outlook
Westwood One is positioned to take advantage of a stronger marketplace with an expanded salesforce, and investments in new programming that the Company believes will help drive growth in the future. In addition, the Company has increased its operational and financial flexibility by securing increased capital from Gores, and amending its debt agreements.
There is favorable momentum in bookings for Network Radio and Metro Traffic radio for the third and fourth quarters, as well as positive indications in Metro Television’s upfront revenue. As a result, the Company remains cautiously optimistic that the Company’s advertising revenue will improve as advertising spending in the industry increases during the second half of 2010.

About Westwood One
Westwood One (NASDAQ: WWON) is one of the nation’s largest providers of network radio programming and one of the largest domestic providers of traffic information in the U.S. Westwood One serves more than 5,000 radio and 165 TV stations in the U.S. Westwood One provides over 150 news, sports, music, talk and entertainment programs, features and live events to numerous media partners. Through its Metro Traffic business, Westwood One provides traffic reporting and local news, sports and weather to more than 2,250 radio and TV stations. Westwood One also provides digital and other cross-platform delivery of its Network and Metro Traffic content to over 700 radio, television and newspaper affiliates.
Footnotes to Press Release

(1)
Free cash flow is a non-GAAP financial measure that is reconciled to net cash provided by (used in) operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined by the Company as net cash provided by (used in) operating activities, less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or net cash provided by (used in) operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. In arriving at free cash flow, the Company adjusts net cash provided by (used in) operating activities to remove the impact of cash flow timing differences to arrive at a measure which the Company believes more accurately reflects funds available for discretionary use. Specifically, the Company adjusts net cash provided by (used in) operating activities (the most directly comparable GAAP financial measure) for capital expenditures, special charges, and deferred taxes, in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected.

(2)
Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net cash provided by (used in) operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net cash provided by (used in) operating activities adjusted to exclude the following: interest expense, income tax expense (benefit), restructuring charges, special charges, other non-operating income, amortization of deferred financing costs and changes in assets and liabilities including deferred tax assets and liabilities.

Adjusted EBITDA is used by the Company to calculate its compliance with its debt covenants under the terms of its senior notes and senior credit facility. The Company believes this measure is relevant and useful for investors because it allows investors to view performance in the same manner as the Company’s lenders (who also own approximately 22.5% of the Company’s equity as a result of the refinancing, excluding Gores).

Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, consolidated statements of operations and cash flow data prepared in accordance with GAAP. Adjusted EBITDA as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. The Company uses Adjusted EBITDA as a liquidity measure, which is different from operating cash flow, the most directly comparable GAAP financial measure calculated and prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

(3)
As a result of our April 2009 refinancing, we applied the acquisition method of accounting and applied the SEC rules and the authoritative guidance regarding “push down” accounting treatment. Accordingly, our consolidated financial statements and transactional records prior to the closing of the refinancing reflect the historical accounting basis in our assets and liabilities and are labeled predecessor company, while such records subsequent to the refinancing are labeled successor company and reflect the push down basis of accounting for the new fair values in our financial statements. This is presented in our consolidated financial statements by a vertical black line division which appears between the columns entitled Predecessor Company and Successor Company on the statements and relevant notes. The black line signifies that the amounts shown for the periods prior to and subsequent to the refinancing are not comparable. Management, however, continues to use such statements to measure the Company’s performance against comparable prior periods. For purposes of presenting a comparison of our 2009 results to the current periods, we have presented our 2009 results as the mathematical addition of the predecessor company and successor company periods. We believe that this presentation provides the most meaningful information about our results of operations. This approach is not consistent with GAAP, may yield results that are not strictly comparable on a period-to-period basis, and may not reflect the actual results we would have achieved.

Forward-Looking Statements
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: continued declines in our operating income; the availability of additional financing and future amendments to our debt agreements; our future cash flow from operations and our ability to achieve our financial forecast; a significant amount of indebtedness that contain various covenants and limited liquidity, which could adversely affect our future business operations and conditions, or cause the acceleration of debt repayment; the substantially increased cost of our indebtedness; changes to our CBS arrangement; increased proliferation of free traffic content; introduction of the Portable People MeterTM; maintenance of an effective system of internal controls; increased competition technological changes and innovations; failure to obtain or retain the rights in popular programming; acceptance of our content; further impairment charges and; Gores’ influence over our corporate actions. Our key risks are described in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ending December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. Except as otherwise stated in this news announcement, Westwood One, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
Media Contact:

Chris Miller
Westwood One
212.641.2108
chris_miller@westwoodone.com

WESTWOOD ONE, INC
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Successor Company			Predecessor Company
	For the Three	For the Six	For the Period	For the Period	For the Period
	Months Ended	Months Ended	April 24 to	April 1 to	January 1 to
	June 30, 2010	June 30, 2010	June 30, 2009	April 23, 2009	April 23, 2009

Revenue	$83,444	$176,286	$58,044	$25,607	$111,474

Operating costs	76,708	165,156	52,210	20,402	111,309
Depreciation and amortization	4,689	9,185	5,845	521	2,584
Corporate general and administrative expenses	2,916	6,828	2,313	1,267	4,519
Restructuring charges	1,118	1,861	1,454	536	3,976
Special charges	976	2,799	368	7,010	12,819

Total expenses	86,407	185,829	62,190	29,736	135,207

Operating loss	(2,963)	(9,543)	(4,146)	(4,129)	(23,733)

Interest expense	5,993	11,369	4,692	(41)	3,222
Other expense (income)	(3)	(2)	(4)	(59)	(359)

Loss before income tax	(8,953)	(20,910)	(8,834)	(4,029)	(26,596)
Income tax benefit	(3,535)	(8,769)	(2,650)	(254)	(7,635)

Net loss	$(5,418)	$(12,141)	$(6,184)	$(3,775)	$(18,961)

Net loss attributable to common stockholders	$(5,418)	$(12,141)	$(9,595)	$(5,387)	$(22,037)

Loss per share:
Common Stock
Basic	$(0.26)	$(0.59)	$(18.85)	$(10.67)	$(43.64)
Diluted	$(0.26)	$(0.59)	$(18.85)	$(10.67)	$(43.64)

Class B stock
Basic			$—	$—	$—
Diluted			$—	$—	$—

Weighted average shares outstanding:
Common Stock
Basic	20,544	20,544	509	505	505
Diluted	20,544	20,544	509	505	505

Class B stock
Basic			1	1	1
Diluted			1	1	1
See Non-GAAP Combined Consolidated Statement of Operations
for comparable 2009 Income Statement data.

WESTWOOD ONE, INC
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	June 30, 2010	December 31, 2009
	(unaudited)	(audited)

ASSETS
Current assets:
Cash and cash equivalents	$4,394	$4,824
Accounts receivable, net of allowance for doubtful accounts	87,012	87,568
Income tax receivable	—	12,355
Prepaid and other assets	17,004	20,994

Total current assets	108,410	125,741

Property and equipment, net	36,481	36,265
Intangible assets, net	97,943	103,400
Goodwill	38,945	38,917
Other assets	3,042	2,995

TOTAL ASSETS	$284,821	$307,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,237	$40,164
Amounts payable to related parties	900	129
Deferred revenue	2,511	3,682
Accrued expenses and other liabilities	27,070	28,864
Current maturity of long-term debt	—	13,500

Total current liabilities	73,718	86,339

Long-term debt	131,390	122,262
Deferred tax liability	43,490	50,932
Due to Gores	10,019	11,165
Other liabilities	19,560	18,636

TOTAL LIABILITIES	278,177	289,334

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value: authorized: 5,000,000 shares issued and outstanding: 20,544 (2010) and 20,544 (2009)	205	205
Class B stock, $.01 par value: authorized: 3,000 shares; issued and outstanding: 0	—	—
Additional paid-in capital	81,970	81,268
Net unrealized gain	210	111
Accumulated deficit	(75,741)	(63,600)

TOTAL STOCKHOLDERS’ EQUITY	6,644	17,984

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$284,821	$307,318

WESTWOOD ONE, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Successor Company		Predecessor Company
	For the Six	For the Period	For the Period
	Months Ended	April 24 to	January 1 to
	June 30, 2010	June 30, 2009	April 23, 2009

Cash Flows from Operating Activities:
Net loss	$(12,141)	$(6,184)	$(18,961)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,185	5,845	2,584
Loss on disposal of property and equipment	—	76	188
Deferred taxes	(8,622)	2,162	(6,873)
Non-cash equity-based compensation	1,881	852	2,110
Amortization of deferred financing costs	—	—	331
Federal tax refund	12,940	—	—
Net change in assets and liabilities	9,979	(17,078)	19,844

Net cash provided by (used in) operating activities	13,222	(14,327)	(777)

Cash Flows from Investing Activities:
Capital expenditures	(4,540)	(1,546)	(1,384)

Net cash used in investing activities	(4,540)	(1,546)	(1,384)

Cash Flows from Financing Activities:
Proceeds from Revolving Credit Facility	7,000	—	—
Repayments of Senior Notes	(15,500)	—	—
Payments of capital lease obligations	(612)	(152)	(271)
Proceeds from term loan	—	20,000	—
Debt repayments	—	(25,000)	—
Issuance of Series B Convertible Preferred Stock	—	25,000	—

Net cash (used in) provided by financing activities	(9,112)	19,848	(271)

Net increase in cash and cash equivalents	(430)	3,975	(2,432)
Cash and cash equivalents, beginning of period	4,824	4,005	6,437

Cash and cash equivalents, end of period	$4,394	$7,980	$4,005

WESTWOOD ONE, INC
ADJUSTED EBITDA RECONCILIATION
(In thousands)

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2010	2009	2010	2009
Net cash (used in) provided by operating activities	$8,307	$(17,238)	$13,222	$(15,104)
Interest expense	5,993	4,651	11,369	7,914
Income taxes (benefit)	(3,535)	(2,904)	(8,769)	(10,285)
Restructuring	1,118	1,990	1,861	5,430
Special charges and other (1)	976	7,378	3,395	13,187
Investment income	—	(263)	—	(263)
Other non-operating income	(3)	(63)	(2)	(363)
Deferred taxes	3,515	(1,987)	8,622	4,711
Amortization of deferred financing costs	—	(23)	—	(331)
Federal tax refund	(12,940)	—	(12,940)	—
Change in assets and liabilities	1,211	17,529	(9,979)	(2,766)

Adjusted EBITDA	$4,642	$9,070	$6,779	$2,130

(a)	Includes $596 of special charges classified as operating costs in the Statement of Operations for the six months ended June 30, 2010.
WESTWOOD ONE, INC
FREE CASH FLOW RECONCILIATION
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net cash provided by operating activities	$8,307	$(17,238)	$13,222	$(15,104)
(Less) Capital expenditures	(2,357)	(1,761)	(4,540)	(2,930)

Free Cash Flow	$5,950	$(18,999)	$8,682	$(18,034)

WESTWOOD ONE, INC.
NON-GAAP COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(unaudited)

	Successor Company	Predecessor Company	Combined Total
	For the Period April 24	For the Period April 1	For the Three Months
	to June 30, 2009	to April 23, 2009	Ended June 30, 2009

Revenue	$58,044	$25,607	$83,651

Operating costs	52,210	20,402	72,612
Depreciation and amortization	5,845	521	6,366
Corporate general and administrative expenses	2,313	1,267	3,580
Restructuring charges	1,454	536	1,990
Special charges	368	7,010	7,378

Total expenses	62,190	29,736	91,926

Operating loss	(4,146)	(4,129)	(8,275)

Interest expense	4,692	(41)	4,651
Other expense (income)	(4)	(59)	(63)

Loss before income tax	(8,834)	(4,029)	(12,863)
Income tax benefit	(2,650)	(254)	(2,904)

Net loss	$(6,184)	$(3,775)	$(9,959)

	Successor Company	Predecessor Company	Combined Total
	For the Period April 24	For the Period January 1	For the Six Months
	to June 30, 2009	to April 23, 2009	Ended June 30, 2009

Revenue	$58,044	$111,474	$169,518

Operating costs	52,210	111,309	163,519
Depreciation and amortization	5,845	2,584	8,429
Corporate general and administrative expenses	2,313	4,519	6,832
Restructuring charges	1,454	3,976	5,430
Special charges	368	12,819	13,187

Total expenses	62,190	135,207	197,397

Operating loss	(4,146)	(23,733)	(27,879)

Interest expense	4,692	3,222	7,914
Other expense (income)	(4)	(359)	(363)

Loss before income tax	(8,834)	(26,596)	(35,430)
Income tax benefit	(2,650)	(7,635)	(10,285)

Net loss	$(6,184)	$(18,961)	$(25,145)